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                                                                       EXHIBIT 5


                                Christy & Viener
                                620 Fifth Avenue
                         New York, New York  10020-2402
                                 (212) 632-5500



                                                   November 25, 1994




Sensormatic Electronics Corporation
500 N.W. 12th Avenue
Deerfield Beach, Florida  33442-1795

                 Re:     Registration Statement on Form S-4

Gentlemen:

                 We have acted as general counsel to Sensormatic Electronics Corporation, a Delaware corporation (the "Corporation"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") being filed under the Securities Act of 1933, as amended (the "Act"), for the registration by the Corporation of up to 3,792,820 shares of the Corporation's Common Stock (the "Shares") to be issued to shareholders (the "Shareholders") of Knogo Corporation, a New York corporation ("Knogo"), in connection with the merger (the "Merger") of Knogo with and into the Corporation pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of August 14, 1994 (the "Merger Agreement").

                 As general counsel of the Corporation, we have examined and are familiar with the Registration Statement, the Merger Agreement, the Corporation's Restated Certificate of Incorporation and By-Laws, the proceedings of its stockholders, Board of Directors and committees thereof, and such certificates of public officials and such other corporate records and other documents as we have deemed necessary in rendering this opinion.

                 Based on the foregoing, we are of the opinion that:

                 1. The Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.
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Sensormatic Electronics Corporation                           November 25, 1994
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                 2.       The Shares have been duly authorized and, when (i)
the Registration Statement has become effective under the Act, (ii) the Merger has become effective pursuant to the Merger Agreement and (iii) the Shares have been duly issued to the Shareholders in exchange for shares of common stock of Knogo, as contemplated by the Registration Statement and the Merger Agreement, such Shares will be validly issued, fully paid and nonassessable.

                 We are admitted to practice law only in the State of New York and do not express any opinion herein on any laws other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

                 We consent to being named in the Registration Statement as attorneys who have passed on legal matters in connection with the Shares and we consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                    Very truly yours,


                                     /s/ CHRISTY & VIENER
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                                     CHRISTY & VIENER